Exhibit 10.1

SHARE REPURCHASE AGREEMENT

This SHARE REPURCHASE AGREEMENT, dated as of April 5, 2021 (this “Agreement”), is by and between Samsung Display Co., Ltd., a company organized under the laws of the Republic of Korea (“Seller”), and Corning Incorporated, a New York corporation (“Purchaser”).

RECITALS

WHEREAS, Seller owns capital stock of Purchaser and each of Seller and Purchaser is a party to that certain Shareholder Agreement, dated as of October 22, 2013 (the “Shareholder Agreement”) (capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Shareholder Agreement);

WHEREAS, Seller desires to (1) in accordance with the Certificate of Amendment to the Restated and Amended Certificate of Incorporation of Purchaser, dated January 14, 2014 (the “Certificate of Incorporation”), convert 700 shares of the Fixed Rate Cumulative Convertible Preferred Stock, Series A, par value $100.00 per share, of Purchaser (the “Preferred Shares”) into shares of common stock of Purchaser, par value $0.50 per share (the “Common Shares”), and sell such Common Shares to Purchaser, (2) in accordance with the Certificate of Incorporation, convert the remaining 1,600 Preferred Shares held by Seller into Common Shares and (3) on the terms and conditions set forth in this Agreement, sell to Purchaser a portion of such Common Shares held by Seller following such conversion; and

WHEREAS, on the terms and conditions set forth in this Agreement, Purchaser desires to purchase certain of the Common Shares from Seller.

NOW, THEREFORE, in consideration of the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

SALE AND PURCHASE OF CONVERTED COMMON SHARES

Section 1.1    Converted Common Share Repurchase Transaction. Subject to the terms and conditions of this Agreement, including Sections 1.2 and 1.3, on a date no later than ten (10) Business Days after the date hereof (or such other date as may be mutually agreed by the parties in writing) (the “Initial Closing Date”), (a) Seller shall, in accordance with Section 4(h)(6) of the Certificate of Incorporation, convert 700 Preferred Shares (the “Purchased Preferred Shares”) into such number of Common Shares that the Purchased Preferred Shares are entitled to be converted pursuant to the Certificate of Incorporation, which shall equal 35,000,000 Common Shares (the “Converted Common Shares”), and (b) immediately after giving effect to such conversion, Seller shall sell, assign, transfer, convey and deliver to Purchaser all of Seller’s right, title and interest in and to, and Purchaser shall purchase, acquire and accept from Seller, the Converted Common Shares, and, in exchange therefor, Purchaser shall pay or cause to be paid by wire transfer of immediately available funds to an account designated in writing by Seller an aggregate purchase price equal to $1,522,150,000 (the “Converted Common Share Purchase Price”), to be paid as follows: (i) $507,383,334 shall be paid on the Initial Closing Date; (ii) $507,383,333 shall be paid on the first anniversary of the Initial Closing Date; and (iii) $507,383,333 shall be paid on the second anniversary of the Initial Closing Date (such transaction, the “Converted Common Share Repurchase Transaction”). If any such payment falls due on a day that is not a Business Day, such payment will be due on the next Business Day.

Section 1.2    Initial Closing.

(a)    On the Initial Closing Date, (i) Seller shall, in accordance with Section 4(h)(6) of the Certificate of Incorporation, convert the Purchased Preferred Shares into the Converted Common Shares, and (ii) Purchaser shall deliver the Converted Common Shares in book-entry form to Seller’s registered account at Purchaser’s transfer agent (the “Transfer Agent”);

(b)    immediately thereafter, (i) in consideration of the Converted Common Share Purchase Price payable to Seller pursuant to Section 1.1(b), Seller shall deliver the Converted Common Shares in book-entry form to Purchaser’s treasury stock account at the Transfer Agent, and (ii) Purchaser shall pay or cause to be paid by wire transfer of immediately available funds to an account designated in writing by Seller an amount equal to $507,383,334 pursuant to Section 1.1(b)(i); and

(c)    immediately upon receipt, Purchaser shall cancel and retire all Converted Common Shares (completion of all actions set forth in this Section 1.2, the “Initial Closing”).

Section 1.3    Conversion. Immediately after the Initial Closing, (a) Seller shall, in accordance with Section 4(h)(6) of the Certificate of Incorporation, convert all of its Preferred Shares held as of immediately after the Initial Closing (which, for the avoidance of doubt, shall exclude the Purchased Preferred Shares), which shall equal 1,600 Preferred Shares, into Common Shares and (b) Purchaser shall deliver such number of Common Shares in book-entry form equal to the number of Common Shares into which such Preferred Shares are entitled to be converted pursuant to the Certificate of Incorporation, which shall equal 80,000,000 Common Shares, to Seller’s registered account at the Transfer Agent.

Section 1.4    Conditions to Initial Closing. The obligation of either party to consummate the Converted Common Share Repurchase Transaction shall be conditioned upon (a) the absence of any judgment, injunction, law, judicial order or decree that would prohibit, prevent, render illegal or enjoin the consummation of the transactions contemplated by this Article I or any pending action, suit or proceeding which challenges the validity or legality of the Converted Common Share Repurchase Transaction, and (b) the representations and warranties of the other party set forth in Article III or Article IV of this Agreement, as applicable, being true and correct in all material respects as of the Initial Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such date).

ARTICLE II

SALE AND PURCHASE OF COMMON SHARES

Section 2.1    Common Share Repurchase Transactions. Subject expressly to and on the terms and conditions of this Agreement, Seller may from time to time irrevocably commit to sell a portion of the Common Shares to Purchaser, which Purchaser may accept in its sole and absolute discretion.

Section 2.2    Notice of Intent to Sell.

(a)    Beginning on January 1, 2024, Seller may from time to time deliver an irrevocable written notice (a “Notice”) to Purchaser in the form attached as Exhibit A hereto of Seller’s intention to sell to Purchaser a portion of the Common Shares received by Seller pursuant to Section 1.3 (such transaction, a “Common Share Repurchase Transaction”); provided that (i) any such Notice may only be delivered to Purchaser two (2) times per calendar year, (ii) no Notice may be delivered within sixty (60) calendar days of any other Notice; (iii) no Notice may be delivered that would result in more than one (1) Common Share Repurchase Transaction in any fiscal quarter of Purchaser, and (iv) no Notice shall require (or otherwise provide or request) that any day of the Common Share Pricing Period (as defined below) will occur in the period beginning five (5) Business Days prior to any quarterly earnings release by Purchaser and through and including the fifth Business Day following such earnings release with respect to any fiscal quarter.

(b)    The Notices, if any, shall specify the number of Common Shares proposed to be sold as follows: (a) any Notice delivered in calendar year 2024, 2025 or 2026 shall provide for the proposed sale of a number of Common Shares no greater than 3,000,000 Common Shares and (b) any Notice delivered in 2027 shall provide for the proposed sale of a number of Common Shares no greater than 2,000,000 Common Shares (each maximum number of Common Shares, a “Maximum Tranche Amount”). As a result, for illustrative purposes only, in calendar years 2024, 2025, 2026 and 2027, if all Notices are delivered and accepted by Purchaser in accordance with this Agreement for the applicable Maximum Tranche Amount, Seller shall sell 6,000,000 Common Shares in each of calendar years 2024, 2025 and 2026, divided between two tranches of 3,000,000 Common Shares each, and Seller shall sell 4,000,000 Common Shares in calendar year 2027, divided between two tranches of 2,000,000 Common Shares each. For the avoidance of doubt, (i) if Seller delivers and Purchaser accepts any Notice for a number of Common Shares less than the applicable Maximum Tranche Amount, any Common Shares not purchased in such Common Share Repurchase Transaction shall remain subject to the restrictions set forth in Section 2.6; and (ii) if Seller does not deliver any Notice it is entitled to deliver in calendar year 2024, 2025, 2026 or 2027, it shall be deemed to have forfeited its right to deliver such Notice in that calendar year and any Common Shares not purchased in a Common Share Repurchase Transaction shall remain subject to the restrictions set forth in Section 2.6.

Section 2.3    Common Share Purchase Price Determination.

(a)    In the event Seller delivers a Notice in accordance with Section 2.2, the proposed purchase price per Common Share for each Common Share subject to such Notice (the “Common Share Purchase Price”) shall be the highest intraday trading price between 9:30 a.m. and 4:00 p.m. (New York City time) for the shares of Purchaser common stock as reported by Bloomberg for the five (5) trading days beginning on the first trading day after the 10th trading day following the delivery of such Notice and ending the 5th trading day after the 10th trading day (such period, the “Common Share Pricing Period”).

(b)    Purchaser shall notify Seller in writing whether it desires to purchase all, but not less than all, of the Common Shares subject to the Notice (the “Offered Common Shares”) no later than two (2) Business Days after the end of the Common Share Pricing Period (such date, the “Decision Deadline”). Purchaser may elect to purchase or may elect not to purchase the Offered Common Shares in each case in its sole and absolute discretion.

(c)    Subject to the conditions set forth herein, including in Section 2.4, in the event Purchaser elects to purchase the Offered Common Shares, on a date mutually agreed by the parties in writing but in any event within ten (10) calendar days after the Decision Deadline (such date, a “Subsequent Closing Date”), Seller shall sell, assign, transfer, convey and deliver (by electronic book entry transfer or otherwise) to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of Seller’s right, title and interest in and to the Offered Common Shares and, in exchange therefor, Purchaser shall pay or cause to be paid by wire transfer of immediately available funds to an account designated by Seller an aggregate amount equal to the Common Share Purchase Price multiplied by the number of Offered Common Shares.

Section 2.4    Conditions to Subsequent Closings. The obligation of either party to consummate any Common Share Repurchase Transaction shall be conditioned upon (a) the absence of any judgment, injunction, law, judicial order or decree that would prohibit, prevent, render illegal or enjoin the consummation of the transactions contemplated by this Article II or any pending action, suit or proceeding which challenges the validity or legality of the Common Share Repurchase Transaction, and (b) the representations and warranties of the other party set forth in Article III or Article IV of this Agreement, as applicable, being true and correct in all material respects as of each Subsequent Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such date).

Section 2.5    Open Market Transactions.

(a)    In the event Purchaser, in its sole and absolute discretion, declines or does not elect to purchase the Offered Common Shares in accordance with Section 2.3 of this Agreement, Seller may, within twenty (20) Business Days of the date Purchaser so declines (or within twenty (20) Business Days of the Decision Deadline if Purchaser does not elect to purchase by then), sell all or a portion of the Offered Common Shares, and only such Offered Common Shares, in one or more open market transactions using an investment bank selected by Purchaser among two (2) nationally recognized U.S. investment banks (not affiliated with Seller) that are proposed by Seller to Purchaser as its broker to execute such transactions (each, an “Open Market Transaction”).

(b)    If Seller does not consummate such Open Market Transaction within such twenty (20) Business Day period, or does not sell through an Open Market Transaction all of the Offered Common Shares in such period, any Offered Common Shares not sold in such Open Market Transaction shall be subject to the restrictions set forth in Section 2.6.

(c)    If, and only if, Seller sells the Offered Common Shares in an Open Market Transaction in accordance with Section 2.5(a), it must promptly notify Purchaser in writing of (i) the number of Offered Common Shares sold in such Open Market Transaction multiplied by the average price per share paid for such Offered Common Shares, minus (ii) any commissions paid to U.S. brokers and underwriters (in each case who are not affiliated with Seller) in relation thereto (the “Open Market Transaction Proceeds”). If the Open Market Transaction Proceeds are less than the amount that would have otherwise been paid by Purchaser to Seller for such number of Offered Common Shares sold in such Open Market Transaction had Purchaser purchased such Offered Common Shares pursuant to Section 2.3 (such amount, the “Hypothetical Repurchase Proceeds”), Purchaser shall, within ten (10) calendar days from the delivery of such notice from Seller, pay or cause to be paid by wire transfer of immediately available funds to an account designated by Seller an amount equal to the difference between the Hypothetical Repurchase Proceeds minus the Open Market Transaction Proceeds (each such payment, a “Make Whole Payment”); provided, that under no circumstance shall such Make Whole Payment exceed five percent (5%) of the Hypothetical Repurchase Proceeds, rounded to the nearest dollar.

Section 2.6    Restrictions on Transfer.

(a)    Notwithstanding anything in this Agreement or any other agreement to the contrary, from the date hereof until the seventh (7th) anniversary of the date hereof, Seller and any Permitted Transferee of Seller shall not, and Seller and any such Permitted Transferee of Seller shall cause its Affiliates not to, Transfer any Common Shares to any Person without the prior written consent of Purchaser (which consent may be given or withheld, or made subject to such conditions as are determined by Purchaser, in its sole discretion), other than in accordance with the terms and conditions of Section 2.6(c) or pursuant to the Converted Common Share Repurchase Transaction, a Common Share Repurchase Transaction or an Open Market Transaction.

(b)    From and after the seventh (7th) anniversary of the date hereof, Seller and any Permitted Transferee of Seller shall not, and Seller and any such Permitted Transferee of Seller shall cause its Affiliates not to, Transfer any Common Shares to any Person or “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder) of Persons that, to the knowledge of Seller or its Permitted Transferee, after reasonable inquiry, would immediately following the consummation of such Transfer Beneficially Own, together with its Affiliates, a number of shares of Purchaser common stock representing more than five percent (5%) of the Purchaser common stock outstanding at such time (any such Person or group, a “Prohibited Transferee”); provided that the restrictions under this Section 2.6(b) shall not apply to Transfers effected through a bona fide underwritten offering pursuant to an exercise of the registration rights provided in the Shareholder Agreement, so long as Seller or any Permitted Transferee effecting any such Transfers shall instruct the managing underwriter(s) of any such underwritten offering to exclude (as a transferee) the Prohibited Transferees from such underwritten offering.

(c)    Notwithstanding anything to the contrary in Sections 2.6(a) and (b), Seller may at any time Transfer any or all of its Common Shares: (i) to a Subsidiary or the immediate parent entity of Seller or their respective Subsidiaries which enters into a joinder agreement to this Agreement and the Shareholder Agreement agreeing to be bound by the terms of this Agreement and the terms of the Shareholder Agreement applicable to such transferee as if it were a party hereto and thereto (a “Permitted Transferee”); and (ii) to another Person pursuant to any merger, tender or exchange offer to acquire Purchaser common stock or recapitalization that, in each case, the board of directors of Purchaser has approved and/or recommended to Purchaser’s shareholders; provided, however, that, with respect to clause (i), in the event that any such Permitted Transferee that owns Common Shares ceases to be a Subsidiary or immediate parent entity of Seller or its respective Subsidiaries, then such Person shall immediately Transfer the Common Shares held by it to a Permitted Transferee in accordance with this Agreement and the prior Transfer to such Person shall be, to the fullest extent permitted by law, null and void ab initio.

(d)    Any purported Transfer that is not in accordance with the terms and conditions of this Section 2.6 shall be, to the fullest extent permitted by law, null and void ab initio and, in addition to other rights and remedies at law and in equity, Purchaser shall be entitled to injunctive relief enjoining the prohibited action. For the purposes of this Section 2.6, “Transfer” shall mean, with respect to the Common Shares, any direct or indirect sale, assignment, pledge, transfer, hedge, encumbrance, hypothecation, securities lending, voting agreement or other disposition, whether voluntary, by operation of law or otherwise, thereof or therewith, whether in a single transaction or a series of related transactions, or the entry into a definitive agreement with respect to any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby makes the following representations and warranties to Purchaser, each of which is true and correct as of the date hereof and as of the Initial Closing Date and, if any, each Subsequent Closing Date:

Section 3.1    Existence and Power.

(a)    Seller is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Korea and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)    The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby (i) do not require the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to Section 16 or Regulation 13D under the Exchange Act and filings with the Bank of Korea under the Foreign Exchange Transaction Law of Korea with respect to the transactions contemplated hereunder) filing by Seller with, any governmental authority or regulatory authority, including any stock exchange or self-regulatory organization, or court, or body or arbitrator having jurisdiction over Seller; and (ii) except as would not have an adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement, do not and will not constitute or result in a breach, violation or default, or cause the acceleration or termination of any obligation or right of Seller or any other party thereto, under (A) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which Seller or any of its Affiliates is a party, (B) Seller’s organizational documents or (C) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, including any stock exchange or self-regulatory organization, governmental authority, arbitrator, mediator or similar body.

Section 3.2    Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by Seller and, assuming the due execution and delivery of this Agreement by Purchaser, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”). Seller has duly taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 3.3    Title to Preferred Shares and Common Shares. As of the date hereof, Seller has good and valid title to 2,300 Preferred Shares and, after giving effect to the conversion contemplated by this Agreement (other than the Converted Common Shares), but before giving effect to any Common Share Repurchase Transaction, 80,000,000 Common Shares. As of the date hereof (solely with respect to the Preferred Shares) and as of any Subsequent Closing Date (solely with respect to the Common Shares after giving effect to the conversion contemplated by this Agreement (other than the Converted Common Shares)), Seller owns the Preferred Shares and its Common Shares free and clear of any lien, encumbrance, pledge, charge, security interest, mortgage, title retention agreement, option, equity or other adverse claim, and has not, in whole or in part, (a) assigned, transferred, hypothecated, pledged or otherwise disposed of any such Preferred Shares or Common Shares or its ownership rights in such Preferred Shares or Common Shares or (b) given any Person any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Preferred Shares or Common Shares.

Section 3.4    Acknowledgment. Seller acknowledges and agrees that, except as expressly set forth in Article IV of this Agreement, Purchaser has not made and is not making any express or implied representations or warranties of any kind or nature whatsoever in connection with the transactions contemplated hereby, and specifically (but without limiting the generality of the foregoing), that, except as expressly set forth in Article IV of this Agreement, Purchaser makes no representation or warranty with respect to (A) any matters relating to the Purchaser, its business, financial condition, results of operations, prospects or otherwise or (B) the future business and operations of Purchaser and its Subsidiaries, and Seller has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing). Notwithstanding the foregoing, the acknowledgment and representation in the previous sentence shall not limit Seller’s right to claim or remedies in the case of fraud by Purchaser. Seller understands that Purchaser may possess, now or in the future, material non-public information relating to Purchaser (including its business, financial condition, results of operations or prospects), the Preferred Shares and the Common Shares. Seller represents, warrants and agrees that it has not requested from Purchaser (or any of Purchaser’s Affiliates or representatives) and has not received from Purchaser any information about Purchaser (or its business, financial condition, results of operations or prospects), and understands and appreciates the significance of there being, now or in the future, undisclosed information, possibly including material information, with respect thereto, and Seller hereby waives (and agrees not to assert) any and all claims with respect thereto. Seller understands that Purchaser will rely upon the truth and accuracy of the foregoing representations and warranties and agreements.

Section 3.5    Brokers. There is no broker, investment banker or financial advisor of Seller or any of its Affiliates that would be entitled any broker’s, finder’s, financial advisor’s or other similar fee or commission from Purchaser or any of its Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties to Seller, each of which is true and correct as of the date hereof and as of the Initial Closing Date and, if any, each Subsequent Closing Date.

Section 4.1    Existence and Power.

(a)    Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the power, authority and capacity to execute and deliver this Agreement, to perform Purchaser’s obligations hereunder, and to consummate the transactions contemplated hereby.

(b)    The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby (i) do not require, except as have been obtained prior to the date hereof, the consent, approval, authorization, order, registration or qualification of, or filing with, any governmental or regulatory authority, including any stock exchange or self-regulatory organization, or court, or body or arbitrator having jurisdiction over Purchaser or any of its Subsidiaries; and (ii) except as would not have an adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement, do not and will not constitute or result in a breach, violation or default, or cause the acceleration or termination of any obligation or right of Purchaser, any of Purchaser’s Subsidiaries or any other party thereto, under (A) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which Purchaser or any of its Subsidiaries is a party, (B) Purchaser’s or any of its Subsidiaries’ organizational documents or (C) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, including any stock exchange or self-regulatory organization, governmental authority, arbitrator, mediator or similar body.

Section 4.2    Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by Purchaser and, assuming the due execution and delivery of this Agreement by Seller, constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as limited by the Enforceability Exceptions. Purchaser has duly taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 4.3    Brokers. There is no broker, investment banker or financial advisor of Purchaser or any of its Affiliates that would be entitled any broker’s, finder’s, financial advisor’s or other similar fee or commission from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1    Notice. All notices, requests and other communications provided for or permitted to be given under this Agreement must be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by email, as follows (or to such other address or email as any party may give in a notice given in accordance with the provisions hereof):

If to Purchaser, to:

Corning Incorporated

One Riverfront Plaza

Corning, New York 14831

Attn: Tony Tripeny, CFO

Stephen Propper, Treasurer

Linda Jolly, Corporate Secretary

Email: TripenyTR@Corning.com

  PropperSC@Corning.com

  JollyLE@Corning.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn: Andy R. Brownstein, Esq.

Ronald C. Chen, Esq.

Viktor Sapezhnikov, Esq.

Email: arbrownstein@wlrk.com

RCChen@wlrk.com

VSapezhnikov@wlrk.com

if to Seller, to:

Samsung Display Co., Ltd.

95, Samsung 2-ro, Giheung-gu

Yongin-si, Gyeonggi-do, Korea

Attn: Bong-Han Kim, Vice President / Global Legal Affairs Group

Email: bonghan.kim@samsung.com

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Foreign Legal Consultant Office

23F Meritz Tower, 382 Gangnam-daero

Gangnam-gu, Seoul 06232, Korea

Attn: Daniel Kim

Email: dkim@omm.com

Each such notice, request or other communication shall be effective (a) if given by email, when such email is successfully transmitted to the email address specified above or (b) if given by any other means, when delivered at the address specified in this Section 5.1.

Section 5.2    Entire Agreement. This Agreement constitute the entire agreement between the parties respecting the subject matter of this Agreement and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter of this Agreement, whether written or oral, other than any agreement referred to or mentioned herein.

Section 5.3    Withholding. Notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to deduct and withhold any amounts required to be deducted or withheld under applicable tax law in respect of any amounts payable pursuant to this Agreement (including, without limitation, the Converted Common Share Purchase Price, the Common Shares deliverable in connection with the conversion of the Preferred Shares and any Common Share Purchase Price). Purchaser shall be entitled to satisfy any such withholding obligation (including any such obligation arising in connection with the conversion of the Preferred Shares into Common Shares) by reducing any amounts otherwise payable to Seller pursuant to this Agreement in cash (rather than reducing the number of Common Shares otherwise deliverable to Seller). Any amounts deducted and withheld in accordance with this Section 5.3 and remitted to the applicable governmental authority shall be treated as having been paid to Seller. In accordance with the Certificate of Incorporation, in the event Purchaser previously remitted withholding taxes to a governmental authority in respect of any payment or distribution (or deemed distribution) on any Preferred Share (including any distribution (or deemed distribution) arising in connection with the transactions contemplated by this Agreement to the extent not satisfied by a reduction of cash or Common Shares otherwise payable to Seller pursuant to this Agreement), Purchaser shall be entitled to offset any such withholding taxes against any amounts otherwise payable in respect of such Preferred Share (including any Common Shares otherwise required to be issued upon the conversion of such Preferred Share) or in respect of any Common Shares received upon its conversion.

Section 5.4    Assignment; Binding Agreement. Except as expressly provided herein, neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by any of the parties without the prior written consent of the other party. Any purported assignment without such prior written consent will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 5.5    Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed an original and all such counterparts shall constitute one and the same instrument. Any executed counterpart delivered by means of electronic transmission shall be deemed an original for all purposes.

Section 5.6    Governing Law.

(a)    This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of New York, applicable to contracts executed in and to be performed entirely within the State of New York, without regard to the conflicts of laws principles thereof.

(b)    In the event either party commences any litigation, proceeding or other legal action in connection with or relating to this Agreement or any matters described or contemplated herein, the parties hereby irrevocably and unconditionally (i) agree that any litigation, proceeding or other legal action shall be instituted exclusively in a court of competent jurisdiction located within the City of New York, New York, whether a state or federal court; (ii) agree that in the event of any such litigation, proceeding or action, such parties irrevocably and unconditionally consent and submit to personal jurisdiction in any such court described in foregoing clause (i) and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section 5.6(b) shall be deemed to prevent any party from seeking to remove any action to a federal court in the City of New York, New York); (iii) waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (iv) agree as an alternative method of service to service of process in any legal proceeding by mailing of copies thereof to such party at its address set forth in Section 5.1 for communications to such party; (v) agree that any service made as provided herein shall be effective and binding service in every respect; and (vi) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by law. The parties agree that a final judgment in any such litigation, proceeding or action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.6(c).

Section 5.7    No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any Person not a party hereto any rights hereunder, and no such Person shall be entitled to sue any party hereto with respect thereto.

Section 5.8    Waiver; Consent. This Agreement may be amended, modified, waived or altered only in a writing signed by the parties hereto. The failure of a party to insist upon the performance of any provision hereof shall not constitute a waiver of, or estoppel against, assertion of the right to require such performance, nor shall a waiver or estoppel in one case or instance imply a waiver or estoppel with respect to any other case or instance, whether of similar nature or otherwise.

Section 5.9    Further Assurances. The parties agree to cooperate fully in the execution, acknowledgment and delivery of all instruments, agreements and other papers and to take such other actions as may be necessary to further carry out and fully accomplish the intent and purposes of this Agreement.

Section 5.10    Costs and Expenses. Each party shall bear its own costs and expenses in connection with the negotiation, execution and performance of this Agreement, including any Common Share Repurchase Transactions.

Section 5.11    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 5.12    Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

Section 5.13    Public Announcements. Subject to each party’s disclosure obligations imposed by law or obligations pursuant to any listing agreement with any securities exchange or the requirements of any self-regulatory organization, each of the parties hereto will cooperate with each other party in the development and dissemination of all public news releases and other public information containing disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement.

Section 5.14    Specific Performance.

(a)    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether at law or in equity, including monetary damages) to seek to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Each party acknowledges and agrees that (A) each party is entitled to seek to specifically enforce the terms and provisions of this Agreement and (B) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement.

(b)    Each party further agrees that (i) such party will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.14, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

PURCHASER:

CORNING INCORPORATED

By:	/s/ Lawrence D. McRae
	Name:	Lawrence D. McRae
	Title:	Vice Chairman and Corporate Development Officer

SELLER:

SAMSUNG DISPLAY CO., LTD.

By:	/s/ Joo Sun Choi
	Name:	Joo Sun Choi
	Title:	Corporate President, CEO

[Signature Page to Share Repurchase Agreement]

EXHIBIT A

Form of Notice of Intent to Sell

VIA EMAIL

[Date]

Corning Incorporated

One Riverfront Plaza

Corning, New York 14831

Email: TripenyTR@Corning.com; PropperSC@Corning.com; JollyLE@Corning.com

Re:	Notice of Intent to Sell Common Shares Pursuant to Section 2.2 of the Share Repurchase Agreement

Reference is made to that certain Share Repurchase Agreement (the “Agreement”), dated as of April 5, 2021, by and between Corning Incorporated (the “Company”) and Samsung Display Co., Ltd. (“Shareholder”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

This letter constitutes delivery of a Notice pursuant to Section 2.2 of the Agreement.

Shareholder hereby irrevocably commits to sell, assign, transfer and convey to the Company [●] shares of the common stock of the Company, par value of $0.50 per share (the “Common Shares”), subject to the terms and conditions of the Agreement.

Shareholder hereby represents that each of the representations and warranties of the Shareholder set forth in Article III of the Agreement is true and correct as of the date hereof in all material respects and, if the Company elects to purchase the Common Shares subject to this Notice, shall be true and correct as of the applicable Subsequent Closing Date in all material respects (except to the extent such representations and warranties speak as of a specific date, in which case as of such date).

[Signature Page Follows]

Very truly yours,

SAMSUNG DISPLAY CO., LTD.

By:
Name:
Title: